Exhibit 99.3

SECOND AMENDMENT TO THE

AMENDED AND RESTATED ICU MEDICAL, INC. 2011 STOCK INCENTIVE PLAN

THIS SECOND AMENDMENT TO THE ICU MEDICAL, INC. 2011 STOCK INCENTIVE PLAN (this “Amendment”), effective as of March 14, 2023, is made and adopted by ICU Medical, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the Amended and Restated ICU Medical, Inc. 2011 Stock Incentive Plan (as amended from time to time, the “Plan”);

WHEREAS, pursuant to Section 13(a) of the Plan, the Plan may be amended by the Board of Directors of the Company (the “Board”); and

WHEREAS, the Board has approved this Amendment, subject to approval by the stockholders of the Company within twelve months of the date of such action.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the Plan as follows, subject to approval by the stockholders of the Company within twelve months following the date of Board adoption of this Amendment:

1.	Section 2(v) of the Plan is hereby amended and restated in its entirety to read as follows:

“(v) Effective Date” means, for purposes of the Plan (as amended), the date on which the Plan (as amended) is adopted by the Board, subject to approval by the Company’s stockholders; provided, however, that solely for purposes of Section 2(i) and Section 11, the Effective Date shall be May 9, 2017.”

2.	The first and second sentences of Section 3(a) of the Plan are hereby amended and restated in their entirety to read as follows:

“Subject to the provisions of Section 10, below, the maximum aggregate number of Shares which may be issued pursuant to all Awards (including Incentive Stock Options) is equal to the sum of 6,365,510 Shares (the “Share Limit”). The maximum aggregate number of Shares which may be issued pursuant to all Awards of Incentive Stock Options is 6,365,510 Shares.”

3.	Section 6(n) of the Plan is hereby amended and restated in its entirety to read as follows:

“(n) Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, but subject to Section 11, no Award (or portion thereof) granted hereunder on or following the Effective Date shall vest earlier than the first anniversary of the date the Award is granted; provided, however, that the foregoing shall not apply to: (i) Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines; (ii) Awards delivered in lieu of fully-vested cash awards or payments; (iii) Awards delivered in lieu of cash compensation otherwise payable to a non-employee Director, where such Director has elected to receive an Award in lieu of such cash compensation; (iv) Awards granted to non-employee Directors for which the vesting period runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders and which is at least 50 weeks after the immediately preceding year’s annual meeting; or (v) any other Awards that result in the issuance of an aggregate of up to 5% of the Shares available pursuant to Section 3.1(a) as of the Effective Date. Notwithstanding anything to the contrary contained herein, Awards granted between May 9, 2017 and the Effective Date shall be subject to Section 6(n) of the Plan, as amended and restated effective May 9, 2017. Nothing in this Section 6(n) shall preclude the Administrator from taking action, in its sole discretion, to accelerate the vesting of any Award in connection with or following a Grantee’s death, disability, termination of Continuous Service or the consummation of a Change in Control.”

4.	Section 12 of the Plan is hereby amended and restated in its entirety to read as follows:

“12. Effective Date and Term of Plan. The Plan (as amended) shall become effective upon the Effective Date, subject to approval by the Company’s stockholders. The Plan (as amended) shall continue in effect for a term of ten (10) years from the Effective Date.”

5.	A new Section 22 shall be added to the Plan to read as follows:

“22. Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Grantee upon any receipt or exercise of any Award or upon the receipt or sale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws as and to the extent set forth in such claw-back policy or the Award Agreement.”

6.

This Amendment shall be and is hereby incorporated in and forms a part of the Plan; provided that the Amendment shall be subject to approval by the stockholders of the Company within twelve months of the date hereof.

7.	Except as expressly provided herein, all other terms and provisions of the Plan shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, I hereby certify that this Amendment was duly adopted by the Board of Directors of ICU Medical, Inc. on March 14, 2023 and was approved by the stockholders of ICU Medical, Inc. on _______, 2023.

ICU Medical, Inc.

By:

Date: